Exhibit 16.1

September 16, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Dear Sir or Madam:

We have read the disclosures under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Form S-1 of DTLR Holding, Inc. filed September 16, 2013 and we agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP